Exhibit 10.8

WITHDRAWAL AND REDEMPTION AGREEMENT

AMONG

HEARTLAND PAYMENT SYSTEMS, LLC,

TRIAD, LLC,

HEARTLAND BANK,

AND

HEARTLAND CARD COMPANY

Dated as of May 8, 2000

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS

1.1	Definitions

1.2	Construction

ARTICLE 2 - WITHDRAWAL AND REDEMPTION

2.1	Withdrawal

2.2	Redemption

ARTICLE 3 - ALLOCATION AND PAYMENT OF REVENUE FROM MARCH CONTRACTS

3.1	Net Contract Revenue

ARTICLE 4 - SERVICING OF THE HCC PORTFOLIO CONTRACTS

4.1	Servicing Agreement

4.2	Termination of Servicing; Commissions; Buy-Out Commission

ARTICLE 5 - HCC PORTFOLIO CONTRACTS: SALE AND TRANSFER; OPTIONS; TAG-ALONG

5.1	Restrictions on Sale

5.2	Option to Purchase

5.3	Right of First Offer; Right of First Refusal

5.4	Tag-along Rights

ARTICLE 6 - USE OF NAME; NON-COMPETE

i

6.1	Use of Name; Non-Compete

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF HPS AND HCC

7.1	Representations and Warranties of HPS

7.2	Representations and Warranties of HCC and HB

ARTICLE 8 - CONDITIONS PRECEDENT

ARTICLE 9 - AFFIRMATIVE COVENANTS

9.1	Covenants of Both HPS and HCC

9.2	Covenants of HPS

9.3	Covenants of HCC; HB

ARTICLE 10 - DEFAULTS

ARTICLE 11 - MISCELLANEOUS PROVISIONS

11.1	Precautionary UCC-1 Financing Statements

11.2	Leasing

11.3	Loan to Triad

11.4	Disclosure

11.5	Letter of Credit

11.6	MasterCard Escrow; HB PBIN

11.7	ACH

11.8	Inspection and Audit

11.9	Notices

11.10	Assignment; Specific Performance

11.11	Entire Agreement

ii

11.12	Amendments and Waivers

11.13	Termination

11.14	Expenses

11.15	Captions, Counterparts; Execution

11.16	Governing Law

11.17	Waiver of Jury Trial

11.18	Submission to Jurisdiction

11.19	Severability

Exhibits			Reference

Exhibit	1	Allocation Formula	Definitions
	2	Commission Report Format	Definitions
	3	Servicing Agreement	Definitions; §4.1
	4	Mutual Release	§2.1(e)
	5	LLC Interest Transfer Agreement — HCC/Triad	§2.2(iii)
	6	Monthly Debit Amount	§3.1(b) and (c)
	7	Valuation Formula	Throughout

Schedules			Reference

Schedule	A	Relationship Schedule	Definitions; §2.1(c)
	B	not used
	C	HCC Portfolio Contracts	§2.2(a)(ii)
	D	Data Schedule	§9.2(a)
	E	Settlement Report	§3.1(b)
	F	Vesting Schedule	§9.2(e)
	G	Seasonality Factors	§5.2
	H	List of Merchant Contracts Securing Letter of Credit	§11.5
	I	Ineligible Contracts	§9.2(g)

iii

WITHDRAWAL AND REDEMPTION AGREEMENT

This Withdrawal and Redemption Agreement (the “Agreement”) is made and entered into as of this 8th day of May, 2000 by and among Heartland Payment Systems, L.L.C., a Missouri limited liability company (“HPS”), TRIAD, LLC, a New Jersey limited liability company (“Triad”), HEARTLAND CARD COMPANY, a Missouri corporation (“HCC”), and HEARTLAND BANK, a federal savings bank (“HB”).

W I T N E S S E T H:

WHEREAS, Triad and HCC are the sole members of HPS, which is in the merchant services business pursuant to which it provides authorization, processing, settlement, servicing and other related activities with respect to credit cards and on-line debit cards honored by merchants; and

WHEREAS, HB is the sole shareholder of HCC, and HB and HCC desire that HCC withdraw completely as a member of HPS, in consideration of the redemption of all of the member interests of HCC; and

WHEREAS, Triad is agreeable to the withdrawal of HCC as a member of HPS, in exchange for the redemption of the HCC Interest by HPS, all in accordance with the terms and conditions as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained in this Agreement, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1                                 Definitions. Except as otherwise specifically indicated, the following terms shall have the meaning specified herein.

“Allocation Formula” means the formula shown on Exhibit 1 attached.

“Closing Date” means on or before May 8, 2000, or if an extension is required in order to obtain the approval of the OTS to the transactions contemplated by this Agreement, three (3) business days after obtaining the OTS approval, but in any event no later than May 31, 2000.

“Commission Report Format” means the format shown on Exhibit 2 attached.

“Contracts” means the merchant card processing agreements between HPS and Merchants.

“End Date” means December 31, 2000, or, if earlier, the date of a sale of all of the HCC Portfolio Contracts in accordance with Section 5.2.

“Gross Margin” means (A) all direct processing fees collected from merchants, including but not limited to, discount fees, transaction fees, and monthly fees (but excluding lease and rent payments, chargeback fees and supply revenue), less (B) all direct processing costs (including but not limited to, authorization costs, statement costs, help desk costs, draft capture costs but excluding chargeback costs and supply expenses), interchange costs, dues and assessments and chargeback losses and Automated Clearing House (“ACH”) reject losses.

“HCC Interests” means all of the member interests of HCC in HPS, being fifty percent (50%) of all of the member interests in HPS.

“HCC Portfolio Contracts” means the Contracts that are identified in Schedule C.

“HCC Portfolio Contracts Criteria” means the following criteria applicable to Contracts: (i) the Contract is with a VisaNet Merchant, (ii) in the event a Contract is with a Merchant having multiple-locations, all of the locations of that Merchant shall either be included in the HCC Portfolio Contracts portfolio or shall be an HPS Retained March Contract, (iii) the Contract does not have maintained by any processing bank a merchant chargeback reserve or collateral deposit, and (iv) the Contract is not a Contract previously sold by HPS to others (including those Contracts sold to NPC, Inc., Web Investments, Inc. and Triad Discount Buying Club, Inc.).

“HCC Revenue Percentage” means, as of the Closing Date, 42.93% if the CellGate member interests referred to below are transferred to HCC or its designee in accordance with Section 2.2(iii), or 45.07% if such transfer does not occur. The parties acknowledge that the foregoing percentages were derived from the Allocation Formula. In the event after the Closing Date there is a change in the HCC Revenue Percentage as a result of the sale or other transfer of HCC Portfolio Contracts or HPS Retained March Contracts as permitted by this Agreement (other than a sale and transfer for adjustment and true-up purposes pursuant to Section 3.1(c) and (d) hereof), then the HCC Revenue Percentage shall be adjusted to the percentage equal to the value of the HCC Portfolio Contracts divided by the value of the March Contracts owned by HPS and HCC immediately after said sale or transfer, with value in each instance to be determined by the Valuation Formula applied to the HCC Portfolio Contracts and the March Contracts immediately after said sale or other transfer.

“HPS Retained March Contracts” means all of the March Contracts excluding the HCC Portfolio Contracts.

“Ineligible Contracts” is defined at Section 9.2(g).

“March Contracts” means all of the Contracts between HPS and Merchants processed by Key Bank and in effect on March 31, 2000.

“Merchant” means a person, firm, or other entity that has entered into a Contract with HPS.

“Net Contract Revenue” means Gross Margin less (A) Residual Commissions, as shown on the Commission Report Format from time to time, and (B) Value Added Resellers (“VAR”), agent bank and association residual commissions, and (C) the lesser of (i) 25% of Residual Commissions paid as Division Manager overrides (including payroll-related expenses such as FICA, Medicare, state and federal unemployment taxes and similar taxes) for Markets 1, 2 and 3 only, and (ii) the actual amount of such Division Manager overrides (including the related costs associated with such overrides, including applicable social security, withholding and similar taxes and fees) identified in (i) paid by HPS.

“OTS” means the Office of Thrift Supervision, an agency of the United States Government.

“PBIN” means the bank processor or sponsor identification number utilized by HB for its HPS processing relationship with Visa, MasterCard or other card or payment transfer association or clearing house.

“Residual Commissions” means the residual sales commissions due salespeople of HPS arising out of the sale or servicing of a Contract on behalf of HPS, as Residual Commissions are calculated and shown in the Commission Report Format, and including payroll-related expenses such as FICA, Medicare, state and federal unemployment taxes and similar taxes.

“Servicing Agreement” means the processing servicing agreement in the form and containing the terms as Exhibit 3 attached.

“Triad CellGate Interest” means all of the member interests in CellGate Technologies, LLC (also known as CellGate.com) owned by Triad on the date hereof, constituting 12,500 units of Class A member interests.

“Valuation Formula” means the formula described in Exhibit 7.

“Vital” means Vital Processing Services, LLC.

1.2                                 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

ARTICLE 2 - WITHDRAWAL AND REDEMPTION

2.1                                 Withdrawal.

(a)                                  On the Closing Date, HCC will withdraw completely as a member of HPS. To evidence such withdrawal, HCC will execute a withdrawal certification to HPS. HCC will cause the current representatives of HCC to the Members’ Committee of HPS to resign, and such resignation to be evidenced by delivering letters of resignation to HPS effective as of the Closing Date.

(b)                                 All of the contractual relationships between and among HPS, HCC, Triad, HB and their respective affiliates will be listed in Schedule A – Relationship Schedule. The Schedule shows the status of each relationship and which relationships are to be terminated and released upon and effective as of the Closing Date, and HCC and Triad will cause the obligations and rights of the appropriate parties to each relationship to be terminated and released and to have the appropriate parties execute the appropriate release and termination agreement for such relationships.

May 15, 2000

VIA FAX 609-683-3815 & MAIL

Mr. Robert O. Carr

Heartland Payment Systems LLC

130 Nassau Street

Princeton, NJ 08542

Dear Bob:

The final Withdrawal and Redemption Agreement contains a typographical error that I am bringing to your attention. At Section 2.2 (iii), the current figures “42.39%” should be “42.93%.” Rather than worry about a formal amendment to the Agreement, would you please simply respond to this letter indicating that HPS is in agreement that the corrected figure controls.

Thank you.

Sincerely,

/s/ David P. Minton
David P. Minton
Senior Vice President

cc:	Mark B. Hillis
Fred Nicoll
Wesley Fredericks

(c)                                  On or before the Closing Date, the representatives of HCC and Triad to the Members’ Committee of HPS will prepare, review, and approve the minutes of the meetings of the Members’ Committee of HPS that have occurred up to and including the Closing Date.

(d)                                 On the Closing Date, Triad and HCC will execute the Mutual Release in the form and containing the terms as Exhibit 4 attached.

2.2                                 Redemption. Concurrently with the withdrawal of HCC as a member of HPS, HPS will transfer, convey, assign and pay to HCC on the Closing Date the following:

(i)                                     In cash or by wire transfer of good funds, the sum of One Million Five Hundred Thousand Dollars ($1,500,000);

(ii)                                  The HCC Portfolio Contracts; and

(iii)                               At the option of HCC to be exercised, by notice to HPS, on or before 60 days after the Closing Date, if the Triad CellGate Interests are desired to be acquired pursuant to the separate agreement between HCC and Triad, the form of which is attached as Exhibit 5, then upon the satisfaction of the condition expressed below, and in exchange for the conveyance of the Triad CellGate Interests to HCC or its designee, the value of the HCC Portfolio Contracts to be conveyed to HCC pursuant to (ii) above will be reduced in the amount of $625,000, pursuant to the calculation of value per the Allocation Formula. In such event, and as condition precedents to such transaction, HCC will (A) cause CellGate to provide, for the benefit of HPS and Triad, a general release of the obligations of HPS and/or Triad to CellGate, and (B) pay to HPS the cash amount necessary to reflect the adjustment of the HCC Revenue Percentage of the Net Contract Revenue received by HCC from April 1, 2000 to the date of the acquisition of the Triad CellGate Interests to 42.39%.

ARTICLE 3 - ALLOCATION AND PAYMENT OF

REVENUE FROM MARCH CONTRACTS

3.1                                 Net Contract Revenue.

(a)                                  Upon the consummation of the transactions on the Closing Date and thereafter, for as long as it owns all or any portion of the HCC Portfolio Contracts, or until a termination of the Servicing Agreement, HCC will own a percentage of the Net Contract Revenue arising out of the March Contracts equal to its HCC Revenue Percentage. From and after April 1, 2000, the HCC Revenue Percentage of the Net Contract Revenue will be paid by HPS to HCC on a monthly basis as provided in (b) below, commencing with Net Contract Revenue for the full month of April and each succeeding month for as long as HCC owns all or any portion of the HCC Portfolio Contracts or until a termination of the Service Agreement.

(b)                                 All net processing revenue from March Contracts will flow through and be deposited into an account maintained by HPS, as trustee for HPS and HCC, at HB. Such deposits of settlement proceeds will occur on or before the 4th business day of the month succeeding the month of receipt (provided, however, that the failure of such deposit to be made by such day of the month shall not be or be deemed a default hereunder by HPS, unless such failure results solely from a default by HPS in its contractual arrangements with Key Bank (or successor processing bank) or from the unexcused refusal of HPS to permit or direct the said deposit into the HPS account at HB), at which time HCC will be permitted to make a single debit (in addition to any debit permitted under Section 3.1(c) hereof), for the amount shown on Exhibit 6. HPS and HCC agree that the monthly payment amounts shown on Exhibit 6 will be reviewed on a monthly basis, and if the payment numbers on Exhibit 6 for any three (3) consecutive month period vary, either positively or negatively, from the actual amounts paid to HCC for the same three (3) consecutive month period pursuant to this Section 3 after the adjustments provided in sub-Sections 3.1(c) and (d) below, and such variance is more than 10% (positive or negative), then going forward the monthly payment amounts shown on Exhibit 6 will be adjusted by the same positive or negative percentage variation. HPS will on the Closing Date execute and deliver to HCC the appropriate bank account debit authorization forms and codes to allow this debiting process, which shall occur once per month. On or before the 20th day of each month, HCC will receive a Settlement Report detailing the calculation and components of Net Contract Revenue for the preceding month (to the extent of a delay in receiving such information by HPS arising solely as a result of delay in transmittal to HPS from Vital (or successor processing entity), the specified date for receipt of the Settlement Report by HCC will be extended commensurately). The format of the Settlement Report will be as shown on Schedule E attached.

(c)                                  On the 25th day of each month, there will be an adjustment, or “a true-up,” of the Net Contract Revenue to assure the receipt by HCC of the HCC Revenue Percentage of the Net Contract Revenue for the preceding month, after reflecting the fixed amount of payment to HCC pursuant to sub-Section (b) of this Section 3.1. This true-up will be accomplished by either a cash payment to HCC to the extent HCC receives less than the HCC Revenue Percentage of the Net Contract Revenue for the preceding month, or by a cash payment from HCC to HPS to the extent HCC receives more than the HCC Revenue Percentage of the Net Contract Revenue for the preceding month. HCC will be permitted, once each month and after said adjustment and true-up occurs and provided HCC is due money as a result, to debit from the said account at HB any amount due HCC. HPS will on Closing Date execute and deliver to HCC the appropriate bank account debit authorization forms and codes to allow this debiting process.

(d)                                 To reflect the requirement that HCC will receive the HCC Revenue Percentage of the Net Contract Revenue on a constant and consistent basis from and after Closing Date as provided by this Agreement, and also to implement the true-up provisions of sub-Section (c) above going forward, it is agreed that to the extent the percentage value of the HCC Portfolio Contracts to the percentage value of the March Contracts existing at the end of the preceding month (value determined in each case as of the end of the preceding month per the Valuation Formula) is greater than the HCC Revenue Percentage, then HCC shall transfer to HPS, by quit-claim bill of sale, such HCC Portfolio Contracts with a value to conform the said percentage value as of the end of the preceding month to the HCC Revenue Percentage. In the case where the said percentage value is less than the HCC Revenue Percentage, HPS shall transfer to HCC, with the representations and warranties specified in sub-Sections 7.1(d), (g) and (p) hereof to the benefit of HCC, such HPS Retained March Contracts (conforming to HCC Portfolio Contracts Criteria) as will conform the percentage value as of the end of the preceding month to the HCC Revenue Percentage (provided, that if there are an insufficient number of HPS Retained March Contracts available to achieve such an adjustment, HPS may transfer Contracts acquired by HPS after March 31, 2000, as long as the proffered Contracts conform to the HCC Portfolio Contracts Criteria).

(e)                                  NPC Contracts. HPS has certain contractual obligations to National Processing Company (“NPC”) as a result of the sale of certain contracts to NPC in December of 1999. If, pursuant to said contractual obligations, it becomes necessary for HPS to transfer to NPC Contracts that are March Contracts and HPS cannot meet the required transfer obligation out of the HPS Retained March Contracts Portfolio, then HCC agrees that HPS may exchange with HCC the required number of HCC Portfolio Contracts for other Contracts of at least equal value that were originated by HPS after March 31, 2000, provided each of said exchange contracts complies with the HCC Portfolio Contracts Criteria. HPS and HCC acknowledge that the parties have reflected in the HCC Revenue Percentage and in the Allocation Formula a reduction of $480,000 in the total amount of March Contracts value to reflect potential Merchant attrition in the Contracts portfolio purchased by NPC and the corresponding Contract replacement obligation of HPS in that transaction.

ARTICLE 4 - SERVICING OF THE HCC PORTFOLIO CONTRACTS

4.1                                 Servicing Agreement. On the Closing Date, HPS and HCC will execute the Servicing Agreement. The servicing fees due HPS as provided in the Servicing Agreement are to be paid out of the account and pursuant to the procedures identified at Section 3.1 above. HPS agrees to lend commercially reasonable cooperation and assistance (including the provision of interim processing services for a reasonable period of time) in the event of the transfer to another servicer of the servicing of the HCC Portfolio Contracts, provided all payments are being made by HCC under the Servicing Agreement. It is agreed that the Servicing Agreement will be terminated on the earlier to occur of (i) the date HCC no longer owns any HCC Portfolio Contracts, (ii) no fewer than twenty (20) business days after receipt of notice of a default by HPS under this Agreement or under the Servicing Agreement, and only if such a default has not been cured within said period, or (iii) the specified termination date in the Servicing Agreement. HCC shall have the right at any time to contract with Vital to procure back-up processing services for the HCC Portfolio Contracts. HPS agrees to use its best efforts to secure for HCC such back-up services. If such back-up services with Vital are not secured for HCC within 60 days after Closing Date, HCC may secure such services with other third-party payment processors.

4.2                                 Termination of Servicing; Commissions; Buy-Out Commission. In the event of the termination of the Servicing Agreement by HPS, or by HCC as the result of a default by HPS, at a time when HCC remains the owner of HCC Portfolio Contracts, HPS and HCC agree to the following procedures for the payment of Residual Commissions to the salespeople of HPS for the remaining period of time that HCC owns HCC Portfolio Contracts: (I) HCC’s new servicer will supply to HPS on a monthly basis an accurate calculation of the Residual Commissions due to the salespeople of HPS for HCC Portfolio Contracts for the preceding month, using instructions provided by HPS to create the same format, revenue and cost calculations as the Commissions Report Format in Exhibit 2; (ii) within two (2) business days of receipt of such report, HCC will provide said report to HPS and pay HPS the amount of the Residual Commissions plus the applicable payroll and unemployment taxes; and (iii) within two (2) business days thereafter, HPS will pay the salespeople the Residual Commissions due for the preceding month, and upon the request of HCC will provide written verification of the payment of such Residual Commissions.

In the event of the voluntary termination of the Servicing Agreement by HCC, and in lieu of the procedures specified above, HCC shall pay to HPS (and HPS will in turn pay to the salespersons) the amounts necessary to liquidate fully the buy-out commissions of the salespeople of HPS who have the commission interests in the HCC Portfolio Contracts the servicing of which HPS is being terminated. The amount of the buy-out commissions (for which there are no payroll taxes or withholding obligations) will be shown in the most recent Commission Report Format as described in Exhibit 2 multiplied by 30 times or the buy-out factor (if less than 30) in the HPS contract with the salesperson. HPS will supply a copy of a salesperson’s management agreement with HPS to HCC upon the request of HCC.

ARTICLE 5 - HCC PORTFOLIO CONTRACTS: SALE AND TRANSFER; OPTIONS; TAG-ALONG

5.1                                 Restrictions on Sale. From the Closing Date to the End Date, HCC shall not sell any of its HCC Portfolio Contracts unless (i) there is an uncured default by HPS under this Agreement or the Servicing Agreement, in which event HCC shall be free to sell all or any of the HCC Portfolio Contracts, or (ii) there is a sale to HPS in accordance with Section 5.2 below.

5.2                                 Option to Purchase. HCC hereby grants to HPS the option to purchase, during the period from Closing Date to the End Date, all but not less than all of the HCC Portfolio Contracts. The option may be exercised during said period by written notice to HCC, and if exercised the sale and purchase must occur within twenty (20) business days of the date of the notice of exercise, for a cash purchase price equal to the valuation of the HCC Portfolio Contracts existing on the notice of exercise date, determined pursuant to the Valuation Formula. Upon such a sale and purchase, the Servicing Agreement will terminate. Upon receipt of the cash purchase price, HCC will transfer by bill of sale to HPS the HCC Portfolio Contracts, without warranty or representation except for the ownership of title by HCC, free of liens and encumbrances created by or as a result of the actions or omissions of HCC. If HPS exercises its option, HPS shall concurrently with its notice of exercise post a non-refundable deposit of 20% of the calculated price with HCC. If the closing does not occur due to the unexcused failure of HPS to pay the purchase price on the closing date, the deposit will be kept by HCC, and if the circumstance is such that a second unexcused failure of HPS to pay the purchase price on the closing date has occurred, the option to purchase shall be forever extinguished.

5.3                                 Right of First Offer; Right of First Refusal.

(a)                                  On and after the End Date, HCC shall be free to sell or dispose of all or any portion of the HCC Portfolio Contracts, provided HCC shall first offer to sell to HPS by notice in writing (whether or not a bona fide offer has been received by HCC from a third party) the HCC Portfolio Contracts or portion thereof desired to be sold by HCC, at a price determined by HCC (the “Offered Price”), whereupon HPS will have the option to buy such HCC Portfolio Contracts for a period of twenty (20) business days after receipt of such notice at the Offered Price. If HPS declines to purchase such HCC Portfolio Contracts, then HCC shall have 120 days, commencing at the end of said twenty (20) business day period, in which to sell such Portfolio Contracts to any party free of such right of first offer in favor of HPS at a price which is no lower than the Offered Price less $1,000,000 (or, if less than all of the HCC Portfolio Contracts are the subject of the option to buy because HCC desires to sell or dispose of less than all of the HCC Portfolio Contracts, a proportionately lower amount than $1,000,000 based upon the proportion the value (determined according to the Valuation Formula) of the HCC Portfolio Contracts that are the subject of the option to buy bears to the value of the entire HCC Portfolio Contracts (determined according to the Valuation Formula)), value in each instance determined as of the end of the month preceding the month in which HPS declines to purchase.

(b)                                 If the price offered to a third-party prospective buyer during such 120-day period is lower than the amount specified in (a) above (the Offered Price, less $1,000,000, or a proportionately reduced amount), HCC shall first offer to HPS the right to purchase the HCC Portfolio Contracts at the price offered to the third-party prospective buyer, whereupon HPS shall have the option to purchase at said price by notice of exercise to be received by HCC within twenty (20) business days after receipt of HCC’s notice of intent to sell to a third party-buyer.

(c)                                  If HPS exercises its right of first offer or its right of first refusal as provided in (a) and (b) above, respectively, HPS shall concurrently with its notice of exercise post a non-refundable deposit of 20% of the calculated price with HCC, and the closing of the sale and purchase shall occur within ten (10) business days of the notice of exercise. The consideration to be paid by HPS to HCC upon the exercise of its right of first offer or right of first refusal shall be cash, and HCC will transfer by bill of sale to HPS the HCC Portfolio Contracts (or portion thereof to be purchased by HPS) without warranty or representation except for the ownership of title by HCC, free of liens and encumbrances created by or as a result of the actions of HCC. If the closing does not occur due to a default by HPS, the deposit will be kept by HCC, and if the circumstance is such that a second default in the obligation to purchase pursuant to an exercised option by HPS has occurred, the right of first offer and right of first refusal of HPS shall both be forever extinguished. In the event of a sale of HCC Portfolio Contracts to HPS after the End Date, or to a third-party buyer at any time, the residual commission payable to salespeople of HPS arising as a result of the sale of an HCC Portfolio Contract shall be paid and liquidated by HCC concurrently with the receipt of cash by HCC as a result of such sale, provided that, as a condition to such payment, the contractual provisions benefiting HPS relating to the non-solicitation by the salesperson of Merchants whose Contracts are the subject of the residual buy-out commission to be paid and liquidated are, at the request of HCC, assigned to HCC or its designee. It is acknowledged that there are no payroll taxes or withholding obligations arising out of the payment of such residual buy-out commissions.

5.4                                 Tag-along Rights. In the event that, during the period that HCC owns HCC Portfolio Contracts, HPS desires to sell or securitize any of HPS Retained March Contracts, HPS shall first offer the opportunity to HCC to participate, on the same terms and conditions as HPS and proportionately in accordance with the HCC Revenue Percentage as of the most recent end of a calendar month, in such a sale or securitization. HPS will disclose to HCC the terms and conditions of such a sale or securitization, whereupon HCC shall have the option, in its discretion, to participate by sending written notice of exercise of option to HPS within twenty (20) business days of receipt by HCC of the terms and conditions (provided, however, that if HPS is in receipt of an unsolicited offer to purchase HPS Retained March Contracts, the exercise period for HCC will be five (5) business days). If such option is exercised by HCC, HCC and the portion of the HCC Portfolio Contracts that will be subject to the sale or securitization will be entitled to the proportionate benefits, and shall bear the proportionate costs and expenses, of the consummation of the sale or securitization.

ARTICLE 6 - USE OF NAME; NON-COMPETE

6.1                                 Use of Name; Non-Compete. HB and HCC acknowledge that HPS and Heartland Payroll Company will continue to use the name “Heartland” in connection with their respective businesses. For a period of two (2) years after the Closing Date, HCC and HB agree not to, and to cause their affiliates not to, compete with HPS or Heartland Payroll Company in the business of providing merchant payment services or payroll processing services to merchants, which prohibition will extend to the continental United States, provided, however, that nothing in this Section 6.1 will prohibit HB and its affiliates (other than HCC) from engaging in their product lines of financial services as conducted and offered on the Closing Date. HPS agrees that it will not license or contractually permit any entity (other than HPS) to use the name “Heartland” in connection with any financial services business in the State of Missouri.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF HPS AND HCC

7.1                                 Representations and Warranties of HPS. HPS hereby represents and warrants to HCC as follows (effective as of the date of this Agreement and the Closing Date):

(a)                                  Organization. HPS is a limited liability company duly organized, validly existing and in good standing under the laws of Missouri.

(b)                                 Capacity; Authority; Validity. HPS has all necessary corporate power and authority to enter into this Agreement and related agreements and to perform all the obligations to be performed by it under this Agreement and the related agreements. This Agreement, the related agreements and the consummation by HPS of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of HPS, and this Agreement and the related agreements have been duly executed and delivered by HPS and constitute the valid and binding obligations of HPS, enforceable in accordance with their terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C. § 1821(d) and (e) and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(c)                                  Conflicts; Defaults. Neither the execution and delivery of this Agreement or the related agreements by HPS nor the consummation of the transactions contemplated hereby and thereby by HPS will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by the terms of any contract, instrument or commitment to which HPS is a party or by which HPS is bound, (ii) violate the charter or operating agreement or any other equivalent organizational document of HPS, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which HPS is a party or by which HPS is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the March Contracts, or (v) require the consent or approval of any other party to any contract, instrument or commitment to which HPS is a party or by which it is bound. HPS is not subject to any agreement with any regulatory authority which would prevent the consummation by HPS of the transactions contemplated by this Agreement or the related agreements.

(d)                                 Title to March Contracts; Originated March Contracts; Seasonality Factors. To the best knowledge of HPS and after reasonable inquiry, HPS has good title to the March Contracts free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind, other than in favor of Heartland Bank. The bill of sale to HCC will vest in HCC all right, title and interest of HPS in and to the HCC Portfolio Contracts, free and” clear on the Closing Date of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind. All of the Contracts originated by HPS at any time that (i) are processed by Key Bank or First Data Resources and (ii) were in effect with Merchants on March 31, 2000, other than those Contracts sold by HPS to NPC, Inc., Web Investments, Inc., and Triad Discount Buying Club, Inc. have been reflected and incorporated into the Allocation Formula. The data and historical experience information utilized by HPS in formulating the Seasonality Factors - Schedule G are accurate in all material respects, and the Seasonality Factors - Schedule G are consistent with those data and historical experience information.

(e)                                  Litigation. There is no claim, or any litigation, proceeding, arbitration, investigation or material controversy pending, to which HPS is a party, which is reasonably likely to have a material adverse effect on the March Contracts or on the ability of HPS to consummate the transactions contemplated hereby and, to the best of HPS’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated.

(f)                                    Compliance with Laws. HPS has complied in all material respects with all applicable laws and regulations and with the operating regulations of Visa, MasterCard and other card associations in connection with the ownership and servicing of the March Contracts, and HPS has not received any written or verbal notice alleging any such violation.

(g)                                 Contracts. HPS has performed in all material respects, all obligations required to be performed by it under the terms of the March Contracts and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, any such agreements which would have a material adverse effect upon a March Contract. No deposits or reserves for chargebacks are held for Merchant accounts with respect to the HCC Portfolio Contracts. HPS has not been notified of the bankruptcy of a Merchant under the HCC Portfolio Contracts. HPS entered into each March Contract in accordance with its customary credit review and acceptance criteria. Each March Contract accurately reflects the original pricing and billing information with respect to the Merchant that is a party thereto. HPS has not received any oral or written notice stating that any Merchant will terminate any March Contract or discontinue or substantially reduce its relationship with HPS with respect to any March Contract.

(h)                                 Operation of Business. Since December 31, 1999, HPS has not effected any change in its policies or procedures relating to its business that would have an adverse effect on the March Contracts.

(i)                                     Finders or Brokers. HPS has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim against HCC or the HCC Portfolio Contracts for any brokerage commission or finder’s fee or like payment.

(j)                                     Other Agreements. HPS is not a party to or bound by any agreement, commitment or understanding with any party that would have, in the aggregate, an adverse effect on the HCC Portfolio Contracts. HPS has no unpaid obligation for any period prior to the Closing Date to a Merchant under an HCC Portfolio Contract or, with respect to any HCC Portfolio Contract, to Visa, MasterCard, Diner’s Club or any regional debit network or any independent sales organization or other third party.

(k)                                  No Independent Sales Organizations. HPS does not have any agreements, understandings or commitments to or with any person or entity, including any independent sales organization, for the provision of merchant card processing services, which would give rise to any valid claim against HCC or the HCC Portfolio Contracts.

(1)                                  Books and Records. The books and records of HPS reflecting or concerning the HCC Portfolio Contracts are true and accurate in all material respects.

(m)                               Permits, Licenses and Other Authorizations. HPS has and is in compliance with the terms of permits, licenses and authorizations to the extent that the failure to have and comply with such would have a material adverse effect on the HCC Portfolio Contracts, and there are no pending or, to the best of HPS’s knowledge, threatened terminations, expirations, or revocations thereof.

(n)                                 Options to Purchase. Neither HPS nor Triad has any outstanding options, rights to purchase, contracts or any other right entitling anyone to acquire any of the March Contracts except as otherwise expressly contemplated by this Agreement, including, but not limited to, any such agreements with any independent sales organizations and/or member service providers or any other agents of HPS or Triad.

(o)                                 Insolvency Proceedings. HPS is not the subject of any pending or, to the best of HPS’s knowledge, threatened insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. HPS has not made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings.

(p)                                 HCC Portfolio Criteria. Each HCC Portfolio Contract is in full compliance with each HCC Portfolio Criteria.

7.2                                 Representations and Warranties of HCC and HB. HCC and HB hereby represent and warrant to HPS as follows:

(a)                                  Organization. HCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

(b)                                 Capacity; Authority; Validity. HCC has all necessary corporate power and authority to enter into this Agreement and the related agreements and to perform all of the obligations to be performed by it under this Agreement and the related agreements. This Agreement and the related agreements and the consummation by HCC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of HCC, and this Agreement and the related agreements have been duly executed and delivered by HCC and constitute the valid and binding obligations of HCC, enforceable in accordance with their terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C. §1821(d) and (e), and other laws relating to or affecting creditors’ rights generally, and by general equity principles).

(c)                                  Conflicts; Defaults; OTS. Neither the execution and delivery of this Agreement or the related agreements by HCC nor the consummation of the transactions contemplated hereby by HCC will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by the terms of any contract, instrument or commitment to which HCC is a party or by which HCC is bound, (ii) violate the articles of incorporation or by-laws, or any other equivalent organizational document of HCC, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which HCC is a party or by which HCC is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which HCC is a party or by which it is bound, which on or before the Closing Date has not or will not have been unconditionally obtained. Further, all of the approvals and non-objections required to be obtained from the OTS have been obtained on an unconditional basis (or, to the extent any conditions have been imposed, such conditions have been satisfied in full).

(d)                                 Litigation. There is no claim, or any litigation, proceeding, arbitration, investigation or material controversy pending, to which HCC is a party, which is reasonably likely to have a material adverse effect on HCC’s ability to consummate the transactions contemplated hereby and, to the best of HCC’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated.

(e)                                  Finders or Brokers. HCC has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as which would give rise to any valid claim against HPS for any brokerage commission or finder’s fee or like payment.

(f)                                  Effect of Law on Closing. There is no federal or state statute, rule or regulation currently in effect which would prevent HCC from purchasing the HCC Portfolio Contracts from HPS as contemplated by this Agreement.

ARTICLE 8 - CONDITIONS PRECEDENT

(a)                                  The obligations of HCC to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or on the Closing Date as follows:

(i)                                     All of the terms, covenants and conditions of this Agreement to be complied with and performed by HPS or Triad at or prior to the Closing Date shall have been fully complied with and performed in all material respects;

(ii)                                  There shall be no material inaccuracies in any of the representations and warranties of HPS as of the date of this Agreement or as of the Closing Date;

(iii)                               The Board of Directors of HCC shall have adopted resolutions for the execution and delivery of this Agreement and the related agreements for the consummation of the transactions contemplated hereby and thereby;

(iv)                              Since the date of this Agreement, there shall have been no material adverse change in the condition, financial or otherwise, of the business of HPS (other than the normal fluctuations in the value of processing transactions for Merchants);

(v)                                 The OTS shall have approved (or not objected to) the transactions contemplated by this Agreement, on an unconditional basis; and

(vi)                              No action, suit, proceeding, or investigation related to any of the transactions contemplated hereby shall have been threatened or instituted which, in the opinion of HCC is reasonably likely to materially restrict or prohibit or otherwise have a material adverse effect on the consummation of the transactions contemplated hereby.

(b)                                 The obligations of HPS to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or on the Closing Date as follows:

(i)                                     All of the terms, covenants and conditions of this Agreement to be complied with and performed by HCC and HB at or prior to the Closing Date shall have been fully complied with and performed in all material respects;

(ii)                                  There shall be no material inaccuracies in any of the representations and warranties of HCC as of the date of this Agreement or as of the Closing Date, and such representations and warranties are made anew with the same force and effect at and as of the Closing Date, and at and as of each date after the Closing Date that a Settlement Report is (or should be) delivered to HCC by HPS;

(iii)                               The Members’ Committee of Triad shall have adopted authorizing resolutions for the execution and delivery of this Agreement and the related agreements for the consummation of the transactions contemplated hereby and thereby

(iv)                              No action, suit, proceeding, or investigation related to any of the transactions contemplated hereby shall have been threatened or instituted which, in the opinion of HPS, is reasonably likely to materially restrict or prohibit or otherwise have a material adverse effect on the consummation of the transactions contemplated hereby; and

(v)                                 The OTS shall have approved (or not objected to) the transactions contemplated by this Agreement, on an unconditional basis.

ARTICLE 9 - AFFIRMATIVE COVENANTS

9.1                                 Covenants of Both HPS and HCC.

(a)                                  Both parties will undertake to execute whatever further documentation is necessary and appropriate to effectuate the transactions contemplated hereby.

(b)                                 The HCC Portfolio Contracts will be in the custody and control of HCC pursuant to the following arrangements. The HCC Portfolio Contracts and the documentation and files relating thereto are to be segregated and so labeled, upon the request and at the expense of HCC. If so requested by HCC, such custody and control will be created by the use of filing cabinets containing the appropriate documentation for the HCC Portfolio Contracts (at the expense of HCC), and access to those filing cabinets will be controlled by HCC by Marty Uhle (or other senior executive of HPS reasonably acceptable to HCC). Mr. Uhle (and any such successor senior executive) will agree by separate letter agreement to act as the agent for HCC and to comply with HCC’s reasonable instructions with respect to the care of and access to such files and cabinets. Mr. Uhle (and any such successor senior executive) will act with the same duties of care and responsibility to HCC as he discharges to HPS in the care and custody of such files and cabinets.

(c)                                  Within 30 days after the Closing Date, the parties will review the appropriate books and records of HPS, including information concerning the March Contracts, to verify the accuracy of the Schedules attached hereto and the conformity of those Schedules (including specifically the identity, number and value of the HCC Portfolio Contracts) to the requirements and criteria therefor set forth in this Agreement. Such steps shall be taken by a representative of HPS designated by its President and a representative of HCC, and appropriate adjustments will be made to the HCC Portfolio Contracts, and the composition and extent thereof, to assure conformity to the terms, criteria and provisions of this Agreement and the transactions contemplated hereby.

9.2                                 Covenants of HPS.

(a)                                  HPS will provide HCC with a monthly database file that discloses all pertinent merchant information, including but not limited to that which was disclosed by Salomon Smith Barney Company to potential portfolio purchasers by documentation dated on or about December, 1999. On the Closing Date, HPS will provide HCC with a database that contains the images of all documents presently stored in HPS’ computer systems for the Merchants with HCC Portfolio Contracts. All of the foregoing information will be in a format and media as shown and described on Schedule D — Data Schedule.

(b)                                 In the event of a breach of a representation and warranty by HPS with respect to an HCC Portfolio Contract, HPS will substitute a Contract of equal value (per the Allocation Formula) that complies with the HCC Portfolio Criteria and the other requirements of this Agreement concerning the HCC Portfolio Contracts. If a Merchant with an HCC Portfolio Contract terminates its contract with HPS, and then subsequently re-signs a contract with HPS for card processing services, that Merchant’s contract upon re-signing will be treated as a March Contract for purposes of calculating the HCC Revenue Percentage of the Net Contract Revenue.

(c) (i)                    HPS will indemnify and hold harmless HCC, HB and their respective officers, directors, employees, affiliates and agents (“the Indemnitees”) from and against any and all claims, expenses (including attorneys’ fees incurred by an Indemnitee), liabilities, and losses incurred by an Indemnitee (the “Indemnified Matters”) by reason of (A) the operations of HPS from and after the Closing Date, (B) the breach by HPS of any representation, warranty or covenant hereunder, or (C) any action or failure to act by HPS with respect to the March Contracts (including, without limitation, any such Indemnified Matter arising out of any claims, actions or proceedings by Merchants or any governmental body or agency relating to the administration, disposition or servicing of the March Contracts and any reserves or charge-back amounts or deposits or collateral relating thereto), whether arising prior to, on or after the Closing Date. The liability of HPS under the foregoing indemnity in this sub-Section (c)(i) shall not exceed in the aggregate the sum of $3,500,000, and an Indemnitee may not present a claim for indemnification pursuant to the foregoing indemnity unless and until the cumulative amount of claims subject to the foregoing indemnity exceeds $200,000.

(ii)                                  In addition to and in supplementation of the foregoing indemnity, but without the applicability of the foregoing per claim retention and aggregate limitations, HPS will at its cost and expense defend and protect the interests of the Indemnitees, and hold them harmless against, Indemnified Matters arising out of any litigation or proceeding initiated by a Merchant or former Merchant or government entity and concerning the agreement or relationship of the Merchant with HB as the processing bank for HPS, including without limitation fraud committed by Merchants or losses from the business failure of such Merchants, whether such litigation or proceeding arises out of facts and circumstances occurring before or after the Closing Date. HPS will send to HB and HCC prompt notice of the receipt of any summons, order or claim concerning any such litigation or proceeding. The selection of counsel by HPS to represent the interests of the Indemnitees that have been named in or may have exposure to such litigation or proceeding, at the cost of HPS, shall be subject to the prior approval of the Indemnitee, which approval will not be unreasonably withheld or delayed.

(d)                                 HPS will provide commercially reasonable cooperation and assistance to HCC (including the provision of interim processing services for a reasonable period of time) in the event of the transfer to another servicer of servicing of the HCC Portfolio Contracts (provided all payments, including payroll-related expenses such as FICA, Medicare, state and federal unemployment taxes and similar taxes, are being made by HCC under the Servicing Agreement).

(e)                                  HPS will forward to HCC a Vesting Schedule, periodically at the request of HCC, showing the sales commission levels, to whom commissions are payable, and other relevant information to enable HCC to determine the amount of commissions and residuals payable under the HCC Portfolio Contracts at any particular date. The Schedule shall conform to the form of Schedule F – Vesting Schedule.

(f)                                    HPS and Triad and their respective principals, successors and affiliates will not solicit the Merchants which have HCC Portfolio Contracts for merchant card processing services, as such services are defined in the first recital clause of this Agreement, for so long as HCC is the owner of such HCC Portfolio Contracts and there is not an uncured default by HCC hereunder or under the Servicing Agreement.

(g)                                 There are certain Contracts as of March 31, 2000 that are not March Contracts, which Contracts are listed in Schedule I attached (the “Ineligible Contracts”). For the full month of April, 2000 and for each succeeding month thereafter for so long as HPS owns Ineligible Contracts, fifty percent (50%) of the Net Contract Revenue arising from Ineligible Contracts shall be paid by HPS to HCC. Such payments shall be made by HPS to HCC by the tenth (10th) day of each month for the monthly Net Contract Revenue of the Ineligible Contracts for the preceding month.

9.3                                 Covenants of HCC; HB.

(a)                                  HCC shall indemnify and hold HPS and its officers, member committee representatives, employees and agents harmless from and against any and all liability, costs (including attorneys’ fees incurred by HPS), losses and expenses, incurred by HPS or any such person by reason of a breach by HCC of any representation, warranty or covenant of HCC hereunder.

(b)                                 HB covenants that it will not permit or cause HCC to sell or transfer the HCC Portfolio Contracts other than in accordance with the terms of this Agreement, absent the prior written approval of HPS, which approval will not be unreasonably withheld or delayed.

ARTICLE 10 - DEFAULTS

(a)                                  A breach by any party under this Agreement will give the right to the aggrieved party to pursue available legal and equitable remedies if (i) in the event of a breach of a covenant for the payment of money, the breach is not cured within five (5) days after receipt of notice of default by the breaching party from the aggrieved party, and (ii) in the case of any other breach, the failure to cure such breach within twenty (20) business days after receipt of notice of a default by the breaching party from the aggrieved party. The filing of a reorganization or a bankruptcy proceeding by or against one of the parties hereto (and the continuance thereof for a period of more than 60 days) shall also constitute a default under this Agreement, automatically terminating the obligations of the other party hereto. Notwithstanding the foregoing cure periods, it is agreed that no notice of default or opportunity to cure need be given to a breaching party if a notice of default has been given to the same breaching party more than twice in any consecutive twelve-month period hereunder.

(b)                                 In the event of a default in the payment of money to HCC which continues more than five (5) days after notice of non-payment by HCC to HPS under this Agreement or the Servicing Agreement, then in addition to available legal and equitable remedies, HCC or its designee shall have the option to purchase from HPS all of the Contracts then owned by HPS for a cash purchase price calculated per the Valuation Formula as of the end of the five-day period. To exercise such option, HCC shall give written notice to HPS within twenty (20) business days after the expiration of the five-day cure period, and, if exercised, and HPS has not cured the default prior to such date of exercise, the closing of the purchase and sale shall occur within ten (10) business days after giving the notice of exercise. HCC shall concurrently with its notice of exercise post a non-refundable deposit of 20% of the calculated price with HPS. If closing does not occur due to the unexcused failure of HCC to pay the purchase price on the closing date, the deposit will be kept by HPS.

ARTICLE 11 - MISCELLANEOUS PROVISIONS

11.1                           Precautionary UCC-1 Financing Statements. HPS agrees that HCC may, at its option, file precautionary UCC-1 Financing Statements with respect to the interests of HCC in the HCC Portfolio Contracts (as the same may be supplemented from time to time hereunder), to accommodate the possibility a court or other entity or person should claim or allege that the transactions contemplated by this Agreement is a secured financing supplied by HCC to HPS or transaction other than the sale and purchase of full title to the HCC Portfolio Contracts. Any such UCC-1 Financing Statement will be released upon a sale or transfer of HCC Portfolio Contracts by HCC as permitted by this Agreement. HCC will prepare on a monthly basis additional UCC-1 Financing Statements to reflect any changes in the identity of the Contracts that are HCC Portfolio Contracts. The additional UCC-1 Financing Statements will be signed by HPS and promptly returned to HCC.

11.2                           Leasing . Heartland Business Credit Corporation (“HBCC”) and HPS currently have a program whereby a processing equipment lease finance program is offered to certain merchants. After the Closing Date, it is understood that HBCC may in its discretion terminate the offering of such a program upon 60 days notice to HPS. The existing small equipment leases and the HPS guaranty of same will remain in place, notwithstanding such a termination.

11.3                           Loan to Triad. The existing loan from HB to Triad will be modified to (A) provide for a repayment by Triad of the principal balance by 10% on the earlier to occur of Closing Date or June 1, 2000, and (B) change the maturity date to December 31, 2000.

11.4                           Disclosure. The parties hereto agree not to disclose the fact or terms of the transactions contemplated by this Agreement, except for (A) the fact that Triad and its principals are 100% owners of HPS, and (B) disclosures or news releases that are mutually agreeable to HPS and HCC or that are required or appropriate to their respective employees, counsel, accountants, investment bankers and advisors, and regulatory authorities. Both parties agree to refrain from any derogatory, libelous or slanderous communications about the other, or their affiliates. Subject to the requirements of any applicable law, regulation, order or decree, at all times following the date hereof, except with the other party’s prior written consent or as may be required in connection with the performance of a party’s obligations hereunder, each party agrees that it shall, and shall cause its employees, agents, partners, representatives and affiliates to, keep in confidence and not use or disclose to any other party or entity any confidential or proprietary information acquired in connection with this Agreement and concerning the operations or business of the other party or any information marked or identified as “confidential” including, without limitation, information regarding the other party’s systems and data bases, information about merchants, terms of contracts, methods of operation, marketing methods, pricing and other policies; provided, however, the respective obligations of the parties under this Section 11.4 shall not apply to information which is supplied to prospective buyers of a party’s Contracts portfolio (which buyer must execute a non-disclosure agreement reflecting the restrictions of this sub-Section 11.4), or which is ascertainable from public or trade sources or published information, or which is or becomes generally available to the public and to such party other than as a result of a disclosure by a party or its employees, agents, partners, representatives or affiliates in violation of this Agreement or any other agreement by which it may be bound, or information which is developed separately. Upon a termination of this Agreement, each party shall return to the other, upon request, all documents and other written materials that set forth or reflect confidential or proprietary information of the other party or certify the destruction thereof. In the event of the breach or threatened breach by a party of any of the agreements contained in this Section 11.4, the other party shall have, in addition to any other remedies provided by law or otherwise, the right to have such agreements specifically enforced by any court having jurisdiction, it being specifically acknowledged and agreed that any breach of the agreements set forth herein will cause irreparable injury to the non-breaching party and that monetary damages will not provide an adequate remedy to the non-breaching party, and injunctive relief may be obtained in addition to any other remedies available at law or in equity.

11.5                           Letter of Credit. The existing $500,000 letter of credit issued by HB for the account of HPS shall be secured by HPS Retained March Contracts at a collateral coverage ratio of at least 1.5:1, with the value of the collateral to be established per the Allocation Formula. The letter of credit may be cancelled at any time by HPS, with the consent of the beneficiary of the letter of credit. The Merchant Contracts which support the letter or credit are listed in Schedule H. At the option of HPS at any time, such collateral for said letter of credit may be substituted by a certificate of deposit in the principal amount of $500,000 to be maintained at HB.

11.6                           MasterCard Escrow; HB PBIN. (a) HB currently has placed in escrow with MasterCard the amount of $2,000,000 in cash and mortgage-backed securities. If an amount is withdrawn from the escrow by Mastercard, HPS will immediately pay to HB the amount of such withdrawal. The ownership of the escrow of HB with MasterCard, to the extent of the escrowed amounts not returned to HB on or before March 1, 2001, shall be transferred to and assumed by HPS (upon the payment of an amount equal to the value of the escrow with MasterCard by HPS to HB, which HPS hereby agrees to do). (b) HPS will use its best efforts to move each HB PBIN to another bank promptly after the Closing Date. In any event, if there are excessive losses or merchant chargebacks in the processing of accounts to the detriment of HB, measured as of the end of each calendar month, or if HPS owes HB processing settlement amounts or processing fees and other reimbursements which are more than ten (10) days in arrears as of the tenth day of any month, or if the HB PBIN is not transferred to another sponsor bank by October 1, 2000, HB may cancel its PBIN with MasterCard, Visa or other card association without any penalty to or recourse by HPS or others. From the Closing Date until the termination of each HB PBIN, HCC has the right to reject or approve all new Merchants to be put in an HB PBIN within 15 days after

HPS’ acceptance of the Merchant. If rejected (and if the Merchant has a projected annual processing volume of less than $1,000,000, the rejection must be based upon good cause as expressed in the existing HPS underwriting policy for new Merchants), HPS will move the Merchant immediately to another processing bank. An exception to this arrangement is for Merchants over $1,000,000 in anticipated annual volume, which must be approved by HB in advance of HPS acceptance. After October 1, 2000, no new Merchants are to be put in an HB PBIN. In the event another bank has accepted the transfer of an HB PBIN before October 1, 2000, then HPS shall have until December 31, 2000 to transfer the HB PBIN to the new processing bank, new Merchants can be added to the HB PBIN (per the approval requirements above), and HB will continue to be the processing bank until the earlier of (A) December 31, 2000 or (B) the transfer of the HB PBIN to the new Bank.

11.7                           ACH. HB currently is providing the ACH sponsorship for the payroll processing services of Heartland Payroll Company LLC. It is agreed that HPS shall use its best efforts to move the HB PBIN (or similar bank payment processor identifying number) for the ACH processing to another bank promptly after Closing Date, and in any event if there are excessive losses in the processing accounts to the detriment of HB, measured as of the end of each succeeding business day, or if the HB PBIN (or similar bank payment processor identifying number) is not transferred to another bank by October 1, 2000, HB may cancel its PBIN (or similar bank payment processor identifying number) for ACH processing without any penalty to or recourse by HPS, Heartland Payroll Company LLC, or others, provided, however, that if a new ACH payment processing bank has agreed to undertake the ACH processing by October 1, 2000, then HB will continue to be the ACH processing bank for Heartland Payroll Company

LLC until the earlier of (A) December 31, 2000 and (B) the transfer of the ACH payment processing to the new bank.

11.8                           Inspection and Audit. HPS shall grant to HCC and its agents and representatives, after reasonable written notice and during normal business hours, access to its books and records for purposes of confirming the allocation of the March Contracts and the revenue arising from the March Contracts, and any other information directly related to the HCC Portfolio Contracts.

11.9                           Notices. All notices and other communications required of or permitted by HPS and HCC hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or the business day following delivery to an overnight courier service, receipt requested, or when sent via telecopy and/or facsimile transmission, with confirmation of receipt given, or five (5) business days following the posting with the United States postal service registered or certified mail, with postage prepaid, addressed as follows:

If to HPS or to Triad:	Heartland Payment Systems
130 Nassau Street
Princeton, NJ 08542
	Attention:	Robert O. Carr,
Chief Executive Officer
	Facsimile No:	609-683-3815

If to HCC:	Heartland Card Company
212 S. Central Avenue
St. Louis, MO 63105
	Attention:	John J. Wuest
President
	Facsimile No.:	314-512-8501

or to such other addresses as a party may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon actual receipt.

11.10                   Assignment; Specific Performance. This Agreement shall not be assigned or transferred by any party without the approval of the other party, and any assignment in violation of this Agreement shall be null and void, provided, however, that notwithstanding the foregoing, HPS may (i) assign this Agreement to any entity with the prior written consent of HCC, which consent will not be unreasonably withheld or delayed, or (ii) assign this Agreement to an entity ninety-five percent (95%) of the voting and non-voting equity interests of which on the date of such assignment is owned directly or indirectly by, and the control of which on the date of such assignment is vested in, directly or indirectly, the members of Triad as of the date hereof or the executive management of HPS as of the date hereof, provided HPS shall give notice of such transfer to HCC. Any such permitted transfer will not relieve HPS from its obligations or liability under this Agreement. Each party agrees that it may be impossible to measure in money the damages that would result to a party hereto as a result of a breach hereof by the other party. Accordingly, each party agrees that the other shall have the right to obtain an injunction requiring specific performance of this Agreement and waives (and agrees not to assert) any defense that a party seeking such injunction has an adequate remedy at law.

11.11                     Entire Agreement. This Agreement, together with the exhibits and schedules to this Agreement, constitutes the entire agreement by the parties and supersedes any other agreement, whether written or oral, that may have been made or entered into by HPS and HCC (or by any officer or officers of such parties) relating to the matters contemplated hereby. This Agreement supersedes in its entirety the agreement between Triad and HCC dated April 18, 2000.

11.12                     Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties or, in the case of a waiver, by the party waiving compliance. In the course of the planning and coordination of this

Agreement, written documents have been exchanged between the parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any such condition or breach or waiver of any other condition or of any breach or waiver of any other term, representation, warranty or covenant under this Agreement.

11.13                     Termination.

(a)                                  In the event that the conditions of Article VIII are not met, the party which is the beneficiary of the failed condition may terminate this Agreement without any further obligation or liability to the other party, effective upon giving notice of such termination to such other party except for any obligation contained in this Agreement that specifically survives any termination hereof. If all the respective conditions precedent to such party’s obligations hereunder have been fulfilled prior to the Closing Date, such party shall have no right to terminate this Agreement, and a party shall not have the right to terminate this Agreement as the result of any deliberate act or inaction on its part which results in a condition precedent to its obligations hereunder being unfulfilled.

(b)                                 Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated prior to the Closing Date: (i) by the mutual consent of HCC and HPS; (ii) by either party if the Closing Date has not occurred by May 31, 2000; or (iii) if the consummation of the transactions contemplated by this Agreement would violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

(c)                                  In the event that this Agreement shall be terminated pursuant to this Article 11, all further obligations of the parties under this Agreement (other than Sections 11.4 and 11.14) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

11.14                     Expenses. Each party will each bear its own legal, accounting and other costs in connection with the transactions herein, including taxes, if any, which are imposed upon that party based on its activities hereunder.

11.15                     Captions, Counterparts; Execution. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement and the signatures hereto may be executed and delivered by facsimile transmission.

11.16                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.17                     Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.18                     Submission to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in a court of competent jurisdiction in the State of Missouri located in the County of St. Louis or in the State of New York in the County of New York, or in the United States District Court for the Eastern District of Missouri or for the Southern District of New York, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum, and (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 11.9 hereof or in any other manner permitted by law.

11.19                     Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HEARTLAND PAYMENT SYSTEMS, L.L.C.

		By:	/s/ Robert O. Carr
Chief Executive Officer

HEARTLAND CARD COMPANY

		By:	/s/ [ILLEGIBLE]
[ILLEGIBLE] President

TRIAD, LLC

		By:	/s/ Robert O. Carr
Managing Member

Approved and Agreed for the purpose only of Sections 6.1, 7.2, 8(b), 9.2(c), 9.3(b), 11.3, 11.4, 11.5, 11.6 and 11.7:

HEARTLAND BANK

By:	/s/ [ILLEGIBLE]
[ILLEGIBLE] President & CEO

Exhibit 1 - CellGate Not [ILLEGIBLE] Consideration

05/05/2000

VALUATION AND ALLOCATION FORMULA

		Merchants to be “Valued”
		Actual Vital/Key Bank	Actual FDR/Heartland	Actual Harris Bank	Total

March, 2000 Gross Margin		1,370,863	36,668	5,796	1,413,327
Seasonality Factor to Est
Annual Gross Margin		8.13%	8.13%	8.13%	8.13%

Estimated Annual GM		16,861,781	451,021	71,292	17,384,094

Estimated Residual Commission and Override - Vital	28.93%
- FDR	33.27%	(4,878,140)	(150,074)	0	(5,028,214)

Annual Amt Avail to Split & Value		11,983,641	300,947	71,292	12,355,880

Divide by 12 to get Monthly Amt		/ 12	/ 12	/ 12	/ 12

Monthly Amt subject to Multiple		998,637	25,079	5,941	1,029,657

Valuation Multiple		29.2	19.5	19.5

Remaining Portfolio Value		29,160,193	488,203	115,651	29,764,047

HCC Gross Share (@50%)					14,882,024
less HCC share of NPC Obligation					(240,000)
less Cash Payment at Closing					(1,500,000)
less CellGate Trans Val @ Closing					0
					13,142,024

Portfolio Value to HCC		13,142,024	0	0
Key/HB/Harris Portfolio Value		29,160,193	488,203	115,651
% of Portfolio to HCC		45.07%	0.0%	0.0%

KeyBank Commissions
RP Total	337,094.17
Mkt 1 Ov	17,950.79
Mkt 2 Ov	13,406.76
Mkt 3 Ov	13,769.84
VARs	14,371.25
Total - March	396,592.81

NOTE: HCC will own specified merchants representing 45.07% of the Remaining Portfolio currently processed through Key Bank and will receive 45.07% of the Net Contract Revenue associated with same. HPS will retain 100% of the revenue from the HB FDR and Harris Portfolios, which will not be part of the monthly “True-up.”

Exhibit 1 - With CellGate as Consideration

05/05/2000

VALUATION AND ALLOCATION FORMULA

		Merchants to be “Valued”
		Actual Vital/Key Bank	Actual FDR/Heartland	Actual Harris Bank	Total

March, 2000 Gross Margin		1,370,863	36,668	5,796	1,413,327
Seasonality Factor to Est
Annual Gross Margin		8.13%	8.13%	8.13%	8.13%

Estimated Annual GM		16,861,781	451,021	71,292	17,384,094

Estimated Residual Commission and Override - Vital	28.93%
- FDR	33.27%	(4,878,140)	(150,074)	0	(5,028,214)

Annual Amt Avail to Split & Value		11,983,641	300,947	71,292	12,355,880

Divide by 12 to get Monthly Amt		/ 12	/ 12	/ 12	/ 12

Monthly Amt subject to Multiple		998,637	25,079	5,941	1,029,657

Valuation Multiple		29.2	19.5	19.5

Remaining Portfolio Value		29,160,193	488,203	115,651	29,764,047

HCC Gross Share (@50%)					14,882,024
less HCC share of NPC Obligation					(240,000)
less Cash Payment at Closing					(1,500,000)
less CellGate Trans Val @ Closing					(625,000)
					12,517,024

Portfolio Value to HCC		12,517,024	0	0
Key/HB/Harris Portfolio Value		29,160,193	488,203	115,651
% of Portfolio to HCC		42.93%	0.0%	0.0%

KeyBank Commissions
RP Total	337,094.17
Mkt 1 Ov	17,950.79
Mkt 2 Ov	13,406.76
Mkt 3 Ov	13,769.84
VARs	14,371.25
Total - March	396,592.81

NOTE: HCC will own specified merchants representing 42.93% of the Remaining Portfolio currently processed through Key Bank and will receive 42.93% of the Net Contract Revenue associated with same. HPS will retain 100% of the revenue from the HB FDR and Harris Portfolios, which will not be part of the monthly “True-up.”

HCSRCommSum - 1.1 HCC	Heartland Payment Systems	4/25/00
Profit Date: 3/31/00	Summary of Monthly Residual Commission Report
ReportLevel:All

RepID	Rep Name		Nbr of Merchants	Estimated Volume	Estimated Revenue	Items	Volume	Avg Ticket	Revenue	Residual Commission	Res Comm/ Revenue	BP

Market:	Market 01
*LBA	*Lesa Bailes	20%	3	974,400	0	285	80,471	282	314.12	62.82	20.0%	39
*SMU	*Sean Murtaugh	20%	1	2,046,870	0	0	0	0	-32.50	-32.50	100.0%	0
-ARO	-Andrea Roman	20%	2	360,000	0	1,861	42,400	23	137.81	27.56	20.0%	33
ATA0408	Arthur Tay	20%	21	8,050,000	0	11,657	520,975	45	1,582.31	233.57	14.8%	30
CPI	Christopher Pillette	20%	12	2,535,000	0	3,048	125,029	41	312.48	-121.35	-38.8%	25
DEN	Doug Erieberg	20%	1	658,000	0	69	2,891	42	0.48	0.10	20.0%	2
DYO	Dwayne Young	20%	30	9,606,573	0	18,668	823,449	44	2,758.50	550.42	20.0%	33
JHA0408	Jane Hartle	20%	4	1,600,000	0	1,500	85,040	57	146.73	23.35	15.9%	17
JKL	Jon Klump	20%	2	150,000	0	0	0	0	55.00	11.00	20.0%	0
KGI	Kenneth Gilbert	20%	5	846,000	0	288	29,443	102	213.24	41.30	19.4%	72
KHA0408	Kathy Haynes	20%	60	24,976,000	0	45,003	1,974,743	44	5,630.91	1,125.33	20.0%	29
OSA0406	Osama Salti	20%	1	32,000	0	0	0	0	0.00	0.00	Cannot	0
RLU0406	Roger Luke	20%	2	37,000	0	251	4,385	17	25.41	5.08	20.0%	58
SHE	Steve Hershberger	20%	51	5,145,000	0	4,120	347,827	84	2,194.30	438.86	20.0%	63
SMU	Sean Murtaugh	20%	23	5,495,200	0	16,271	484,172	30	2,332.40	466.48	20.0%	48
WMA	William Ma	20%	73	21,476,000	0	57,126	1,740,829	30	4,410.65	879.11	19.9%	25
DivisionTotals 101	Portland		291	83,988,043	0	160,147	6,261,654	39	20,081.84	3,711.14	18.5%	32

&ASEF	&Aleta Sefic	20%	1	70,000	0	0	0	0	15.00	3.00	20.0%	0
&RNO	&Rita Novak	20%	4	555,000	0	875	105,495	121	470.98	94.20	20.0%	45
*BMA	*Bob Martin	20%	13	5,571,000	0	16,829	561,982	33	1,303.68	260.74	20.0%	23
*JRG	*JR Gonzales	20%	1	430,185	0	2,783	81,549	29	305.69	61.14	20.0%	37
*RNO	*Rita Novak	20%	11	4,609,000	0	5,720	632,261	111	3,018.79	603.76	20.0%	48
ANA	Andre Nataf	20%	26	21,853,356	0	29,590	1,959,861	66	3,764.48	752.90	20.0%	19
ASEF	Aleta Sefic	20%	1	230,300	0	0	0	0	20.00	4.00	20.0%	0
AST	Anne Marie Standley	20%	21	19,425,944	0	19,966	1,289,712	65	1,663.39	331.13	19.9%	.13
BJO0405	Brian Jones	20%	40	10,949,833	0	11,381	762,784	67	3,258.70	649.49	19.9%	43
BMA	Bob Martin	20%	22	14,567,500	0	30,608	1,452,302	47	3,594.77	718.95	20.0%	25
CPO	Cheryl Powell	20%	1	36,000	0	96	5,160	54	28.05	5.61	20.0%	54
DSH0320	David Shaw	20%	6	1,628,248	0	560	49,381	88	177.79	33.40	18.8%	36
JAD	Jeff Adams	20%	6	2,902,000	0	2,519	231,976	92	585.15	117.03	20.0%	25
JDES	John DeSanto	20%	2	140,000	0	6	557	93	9.32	1.86	20.0%	167
JKIN	John G Kinnear	20%	37	15,413,860	0	29,337	1,885,584	64	11,217.99	2,243.60	20.0%	59
JRG	JR Gonzales	20%	42	15,092,434	0	40,039	1,580,362	39	4,747.20	949.44	20.0%	30
JTUR	Justin Turri	20%	87	22,466,528	0	62,279	3,735,517	60	8,656.84	1,731.37	20.0%	23
KDR	Karla Driggs	20%	6	1,144,000	0	2,491	94,016	38	573.22	114.64	20.0%	61
KKE	Kelly Keesee	20%	19	12,672,725	0	23,749	997,694	42	2,203.93	440.79	20.0%	22
KSTU	Kathryn Stubler	20%	1	50,000	0	2	206	103	3.56	0.71	20.0%	173
MSU	Matt Sullivan	20%	59	23,259,000	0	9,348	1,263,381	135	4,512.98	899.20	19.9%	36
MWE0402	Martha Weeks	20%	2	650,000	0	179	41,809	234	119.58	23.92	20.0%	29
PLFE	Prince Lee	20%	2	85,000	0	0	2	0	46.50	9.30	20.0%	0
RNO	Rita Noval	20%	54	11,736,011	0	27,281	1,488,807	55	5,835.27	1,163.40	19.9%	39

Exhibit 6

Monthly Debit Amount

Estimated Annual GM	16,882,547
Divided by 12 mos	/ 12

Estimated Monthly GM	1,406,879
Multiplied by HCC’s Share	45.07%

Gross Amt Avail to HCC	634,080

Estimated Attrition/Mo	0.00%
Comm & Override %	28.93%
Service Fee %	13.73%

Month	Attrited Amt	Adj Seasonal Factor	100%/12 mo	Adjustment Factor	Seasonal Amount	Commission & Override	Payroll Taxes Est @ 8&	Service Fee	Expected Pmt to HCC

Apr-00	634,080	8.37%	8.33%	100.44%	636,870	(184,247)	(14,740)	(87,442)	350,442
May-00	634,080	8.32%	8.33%	99.84%	633,066	(183,146)	(14,652)	(86,920)	348,348
Jun-00	634,080	8.77%	8.33%	105.24%	667,306	(193,052)	(15,444)	(91,621)	367,189
Jul-00	634.080	9.02%	8.33%	108.24%	686,329	(198,555)	(15,884)	(94,233)	377,656
Aug-00	634,080	8.78%	8.33%	105.36%	668,067	(193,272)	(15,462)	(91,726)	367,608
Sep-00	634,080	8.40%	8.33%	100.80%	639,153	(184,907)	(14,793)	(87,756)	351,698
Oct-00	634,080	8.56%	8.33%	102.72%	651,327	(188,429)	(15,074)	(89,427)	358,397
Nov-00	634,080	7.99%	8.33%	95.88%	607,956	(175,882)	(14,071)	(83,472)	334,532
Dec-00	634,080	8.44%	8.33%	101.28%	642,197	(185,787)	(14,863)	(88,174)	353,373
Jan-01	634,080	7.12%	8.33%	85.44%	541,758	(156,731)	(12,538)	(74,383)	298,106
Feb-01	634,080	8.10%	8.33%	97.20%	616,326	(178,303)	(14,264)	(84,622)	339,137
Mar-01	634,080	8.13%	8.33%	97.56%	618,609	(178,964)	(14,317)	(84,935)	340,393

Total	7,608,964	100.00%	100.00%	1200.00%	7,608,964	(2,201,273)	(176,102)	(1,044,711)	4,186,878

Exhibit 7

Valuation Formula

The Valuation Formula for any group of Contracts (for example the March Contracts or the HCC Portfolio Contracts) shall be the average of the seasonally adjusted Gross Margin less the Residual Commissions paid for each of the prior three full months multiplied by 29.2. For the purposes of this Valuation Formula, the seasonally adjusted Gross Margin less the Residual Commission for each of the three subject full months shall be determined by dividing each such amount by (i) the average of the Adjusted Seasonality Factor for (A) the rolling twelve month period ending one month prior to the subject month and (B) the rolling twelve month period ending on the subject month and then further dividing by (ii) 12. The result for each subject full month from the immediately preceding sentence will be summed and divided by 3 to get the average seasonally adjusted Gross Margin less the Residual Commissions paid and that amount shall be multiplied by 29.2 to get the value of the subject Contracts.

An example of the foregoing Valuation Formula is attached for clarity.

HCC Proposed Valuation Formula Exam

Assumptions:

•                  HPS elects to exercise its option to purchase the HCC Portfolio in 8/00

•                  HCC Revenue Percentage = 45.07% (no CellGate “swap”)

	Gross	Commission	Payroll	CF to	Rolling 12 Month Seasonality Factor
	Margin	& Override	Taxes	Valued	Jul-00	Jun-00	May-00	Apr-00

July, 2000	$1,500,000	$(433,950)	$0	$1,066,050	9.50%	8.55%	8.33%	8.95%
June, 2000	$1,460,000	$(422,378)	$0	$1,037,622	8.90%	9.00%	8.00%	8.25%
May, 2000	$1,390,000	$(402,127)	$0	$987,873	8.25%	8.45%	8.35%	8.00%

Calculation:

Step 1 -        Get Seasonally adjusted figures for relavent months by using average of (x) rolling twelve month ending on the subject month (y) rolling 12 months ending the month prior to the subject month.

July -	(9.50% + 8.55%) / 2 =	9.03%	$1,066,050 / 9.03% / 12 =	$983,804
June -	(9.00% + 8.00%) / 2 =	8.50%	$1,037,622 / 8.50% / 12 =	$1,017,276
May -	(8.35% + 8.00%) / 2 =	8.18%	$987,873 / 8.18% / 12 =	$1,006,391

Step 2 -        Sum the results of Step 1 and divide by 3 to determine the average monthly cash flow to be “valued”

July -	$983,804
June -	$1,017,276
May -	$1.006,391

Total	$3,007,471	/ 3 =	$1,002,490

Step 3 -        Multiply the HCC Revenue Percentage by the seasonally adjusted three month average cash flow determined in Steps 1 & 2 and further multiply by the NPC valuation factor of 29.2

45.07% * $1,002,490 * 29.2 =	$13,193,214

Schedule A

Relationship Schedule

Relationship	Status

HPS line of credit -	Any HB requirement to fund will terminate at Closing, except for the $500,000 Letter of Credit describe below.

$500,000 Letter of Credit for the benefit of Key Bank -	Addressed in the Withdrawal and Redemption Agreement (“Agreement”).

Corporate credit cards -	Terminated at Closing and any balances remaining unpaid 30 days following Closing to be paid immediately by HPS.

MasterCard Escrow -	Addressed in Agreement.

FTC Escrow funds -	Continue to be held by HP pending release instruction from the Receiver. Any amounts not sent to Receiver to be paid to HPS upon full release.

FDR BIN & ICA -	Addressed in Agreement.

Vital BIN & ICA, currently unused -	To remain idle, with no activity, but, to be transferred to HPS designee.

ISO sponsorship of HPS -	To be transferred or canceled simultaneously with FDR BIN & ICA.

Agent Bank sponsorship -	Same as ISO sponsorship.

ACH sponsorship -	Addressed in the Agreement.

HB CD’s held for HPS merchants -	Continue to hold until released by HPS.

HPS checking accounts at HB -	Account receiving Key settlement addressed in the Agreement, any others kept at HB at HPS’ election.

HPS/HBC POS lease purchase program -	Addressed in the Agreement.

Triad LLC loan -	Addressed in the Agreement.

Triad checking account(s) -	To be moved to another bank at Triad’s sole election.

True-up from 12/31/99 sale of Heartland Bank owned merchant processing contracts to HPS -

To be completed by December 1, 2000, with the Heartland Bank owned merchant processing contracts sold to NPC being valued at the NPC valuation less a proportionate share of any costs associated with the NPC sale and the balance being valued using an $800,000 valuation for the entire portfolio sold by Heartland Bank to HPS.

Heartland Bank – HPS Agent Bank relationship -	During non-compete term specified in the Agreement, Heartland Bank will enter into an Agent Bank Agreement with HPS.

Schedule I

Ineligible Contracts

Merchant Number	Merchant Name

650000000441975	AMERICAS

650000000345721	Best Price USA

650000000441967	FUNDAMENTALS MSA

650000000441942	FUNDAMENTALS TBEC

650000000345739	Prime Discount